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                                                                    EXHIBIT 23.1



                               CONSENT OF KPMG LLP



Board of Directors
U.S. Physical Therapy, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about March 12, 2004 of U.S. Physical Therapy, Inc. of our report dated March 4, 2004, with respect to the consolidated balance sheets of U.S. Physical Therapy, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statement of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of U.S. Physical Therapy, Inc.


/s/ KPMG  LLP
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Houston, Texas
March 11, 2004




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